Exhibit 10.2

June 7, 2013

To the Officers and Board of Directors of Insynergy Products, Inc.

This letter is to confirm that effective this date, I, Marty Goldrod, do hereby forgive Insynergy Products, Inc. of all accrued compensation due me in the amount of One Hundred Seventy-Eight Thousand Dollars

($178,200).

Respectfully,

/s/ Marty Goldrod

Marty Goldrod